Exhibit 4.4

THIS WARRANT AND THE SHARES ISSUABLE UPON EXERCISE HEREOF HAVE NOT
BEEN REGISTERED UNDER THE SECURITIES ACT OF 1933, AS AMENDED (THE
“ACT”), OR ANY STATE SECURITIES LAWS, AND MAY NOT BE SOLD, OFFERED FOR
SALE, PLEDGED, OR HYPOTHECATED IN THE ABSENCE OF AN EFFECTIVE
REGISTRATION STATEMENT RELATED THERETO OR, SUBJECT TO SECTION 11
HEREOF, AN OPINION OF COUNSEL (WHICH MAY BE COMPANY COUNSEL)
REASONABLY SATISFACTORY TO THE COMPANY THAT SUCH REGISTRATION IS
NOT REQUIRED UNDER THE ACT, OR ANY APPLICABLE STATE SECURITIES LAWS.

WARRANT AGREEMENT

To Purchase Shares of the Common Stock of

QUANTUM CORPORATION

Dated as of June 16, 2020 (the “Effective Date”)

WHEREAS, Quantum Corporation, a Delaware corporation (the “Company”), has entered into an engagement letter on March 30, 2020 (as amended and in effect from time to time, the “Letter Agreement”) with Armory Securities, LLC, a Delaware limited liability company (the “Warrantholder”);

WHEREAS, pursuant to the Letter Agreement and as additional consideration to the Warrantholder for, among other things, its agreements in the Letter Agreement, the Company has agreed to issue to the Warrantholder this Warrant Agreement, subject to the conditions of Section 2(b) of the Letter Agreement being met, evidencing the right to purchase shares of the Company’s Common Stock (this “Warrant”, “Warrant Agreement”, or this “Agreement”);

NOW, THEREFORE, in consideration of the Warrantholder having executed and delivered the Letter Agreement and provided the services contemplated therein, and in consideration of the mutual covenants and agreements contained herein, the Company and Warrantholder agree as follows:

SECTION 1. GRANT OF THE RIGHT TO PURCHASE COMMON STOCK.

(a) For value received, the Company hereby grants to the Warrantholder, and the Warrantholder is entitled, upon the terms and subject to the conditions hereinafter set forth, to subscribe for and purchase, from the Company, up to the number of fully paid and non-assessable shares of Common Stock (as defined below) as determined pursuant to Section 1(b) below, at a purchase price per share equal to the Exercise Price (as defined below). The number and Exercise Price of such shares are subject to adjustment as provided in Section 8. As used herein, the following terms shall have the following meanings:

“Act” means the Securities Act of 1933, as amended.

“Charter” means the Company’s Certificate of Incorporation or other constitutional document, as may be amended and in effect from time to time.

“Common Stock” means the Company’s common stock, $0.001 par value per share, as presently constituted under the Charter, and any class and/or series of Company capital stock for or into which such common stock may be converted or exchanged in a reorganization, recapitalization or similar transaction.

“Exercise Price” means $3.00, subject to adjustment from time to time in accordance with the provisions of this Warrant.

“Liquid Sale” means the closing of a Merger Event in which the consideration received by the Company and/or its stockholders, as applicable, consists solely of cash and/or Marketable Securities.

“Marketable Securities” in connection with a Merger Event means securities meeting all of the following requirements: (i) the issuer thereof is then subject to the reporting requirements of Section 13 or Section 15(d) of the Securities Exchange Act of 1934, as amended (the “Exchange Act”), and is then current in its filing of all required reports and other information under the Act and the Exchange Act; (ii) the class and series of shares or other security of the issuer that would be received by the Warrantholder in connection with the Merger Event were the Warrantholder to exercise this Warrant on or prior to the closing thereof is then traded on a national securities exchange or over-the-counter market, and (iii) following the closing of such Merger Event, Warrantholder would not be restricted from publicly re-selling all of the issuer’s shares and/or other securities that would be received by Warrantholder in such Merger Event were Warrantholder to exercise this Warrant in full on or prior to the closing of such Merger Event, except to the extent that any such restriction (x) arises solely under federal or state securities laws, rules or regulations, and (y) does not extend beyond six (6) months from the closing of such Merger Event.

“Merger Event” means any of the following: (i) a sale, lease or other transfer of all or substantially all assets of the Company, (ii) any merger or consolidation involving the Company in which the Company is not the surviving entity or in which the outstanding shares of the Company’s capital stock are otherwise converted into or exchanged for shares of capital stock or other securities or property of another entity, or (iii) any sale by holders of the outstanding voting equity securities of the Company in a single transaction or series of related transactions of shares constituting a majority of the outstanding combined voting power of the Company.

"Purchase Price" means, with respect to any exercise of this Warrant, an amount equal to the then-effective Exercise Price multiplied by the number of shares of Common Stock as to which this Warrant is then exercised.

(b) Number of Shares. This Warrant shall be exercisable for fifty thousand (50,000) shares of Common Stock, subject to adjustment from time to time in accordance with the provisions of this Warrant.

SECTION 2. TERM OF THE AGREEMENT.

The term of this Agreement and the right to purchase Common Stock as granted herein shall commence on the Effective Date and, subject to Section 8(a) below, shall be exercisable for a period ending upon the tenth (10th) anniversary of the Effective Date.

SECTION 3. EXERCISE OF THE PURCHASE RIGHTS.

(a) Exercise. The purchase rights set forth in this Agreement are exercisable by the Warrantholder, in whole or in part, at any time, or from time to time, prior to the expiration of the term set forth in Section 2, by tendering to the Company at its principal office a notice of exercise in the form attached hereto as

Exhibit I (the “Notice of Exercise”), duly completed and executed. Promptly upon receipt of the Notice of Exercise and the payment of the Purchase Price in accordance with the terms set forth below, and in no event later than three business (3) days thereafter, the Company shall issue to the Warrantholder the number of shares of Common Stock purchased and shall execute the acknowledgment of exercise in the form attached hereto as Exhibit II (the “Acknowledgment of Exercise”) indicating the number of shares which remain subject to future purchases under this Warrant, if any.

The Purchase Price may be paid at the Warrantholder’s election either (i) by cash or check, or (ii) by surrender of all or a portion of the Warrant for shares of Common Stock to be exercised under this Agreement and, if applicable, an amended Agreement setting forth the remaining number of shares purchasable hereunder, as determined below (“Net Issuance”). If the
Warrantholder elects the Net Issuance method, the Company will issue shares of Common Stock in accordance with the following formula:

X = Y(A-B)
A

Where:	X = the number of shares of Common Stock to be issued to the Warrantholder.

Y = the number of shares of Common Stock requested to be exercised under this Agreement.

A = the then-current fair market value of one (1) share of Common Stock at the time of exercise.

B = the then-effective Exercise Price.

For purposes of the above calculation, the current fair market value of shares of Common Stock shall mean with respect to each share of Common Stock:

(i) at all times when the Common Stock shall be traded on a national securities exchange, inter-dealer quotation system or over-the-counter bulletin board service, the fair market value of one (1) share of Common Stock shall be deemed to be the volume-weighted average of the closing prices over the five (5) consecutive trading days ending two (2) days before the day the current fair market value of the securities is being determined;

(ii) if the exercise is in connection with a Merger Event, the fair market value of a share of Common Stock shall be deemed to be the per share value received by the holders of the outstanding shares of Common Stock pursuant to such Merger Event as determined in accordance with the definitive transaction documents executed among the parties in connection therewith; or

(iii) in cases other than as described in the foregoing clauses (i) and (ii), the current fair market value of a share of Common Stock shall be determined in good faith by the Company’s Board of Directors.

Upon partial exercise by either cash or, upon request by the Warrantholder and surrender of all or a portion of this Warrant, Net Issuance, prior to the expiration or earlier termination hereof, the Company shall promptly issue an amended Agreement representing the remaining number of shares purchasable hereunder. All other terms and conditions of such amended Agreement shall be identical to those contained herein, including, but not limited to the Effective
Date hereof.

(b) Exercise Prior to Expiration. To the extent this Warrant is not previously exercised as to all shares subject hereto, and if the then-current fair market value of one share of Common Stock is greater than the Exercise Price then in effect, this Agreement shall be deemed automatically exercised on a Net Issuance basis pursuant to Section 3(a) (even if not surrendered) as of immediately before its expiration determined in accordance with Section 2. For purposes of such automatic exercise, the fair market value of one share of Common Stock upon such expiration shall be determined pursuant to Section 3(a). To the extent this Warrant or any portion hereof is deemed automatically exercised pursuant to this Section 3(b), the Company agrees to promptly notify the Warrantholder of the number of shares of Common Stock if any, the Warrantholder is to receive by reason of such automatic exercise, and to issue such shares to Warrantholder.

SECTION 4. RESERVATION OF SHARES.

During the term of this Agreement, the Company will at all times have authorized and reserved a sufficient number of shares of its Common Stock to provide for the exercise of the rights to purchase Common Stock as provided for herein.

SECTION 5. NO FRACTIONAL SHARES OR SCRIP.

No fractional shares or scrip representing fractional shares shall be issued upon the exercise of this Agreement, but in lieu of such fractional shares the Company shall make a cash payment therefor upon the basis of the Exercise Price then in effect.

SECTION 6. NO RIGHTS AS SHAREHOLDER/STOCKHOLDER.

Without limitation of any provision hereof, Warrantholder agrees that this Agreement does not entitle the Warrantholder to any voting rights or other rights as a stockholder of the Company prior to the exercise of any of the purchase rights set forth in this Agreement.

SECTION 7. WARRANTHOLDER REGISTRY.

The Company shall maintain a registry showing the name and address of the registered holder of this Agreement. Warrantholder's initial address, for purposes of such registry, is set forth in Section 12(g) below. Warrantholder may change such address by giving written notice of such changed address to the Company.

SECTION 8. ADJUSTMENT RIGHTS.

The Exercise Price and the number of shares of Common Stock purchasable hereunder are subject to adjustment from time to time, as follows:

(a) Merger Event. In connection with a Merger Event that is a Liquid Sale, this Warrant shall, on and after the closing thereof, automatically and without further action on the part of any party or other person, represent the right to receive the consideration payable on or in respect of all shares of Common Stock that are issuable hereunder as of immediately prior to the closing of such Merger Event less the Purchase Price for all such shares of Common Stock (such consideration to include both the consideration payable at the closing of such Merger Event and all deferred consideration payable thereafter, if any, including, but not limited to, payments of amounts deposited at such closing into escrow and payments in the nature of earn-outs, milestone payments or other performance-based payments), and such Merger Event consideration shall be paid to Warrantholder as and when it is paid to the holders of the outstanding shares of Common Stock. In connection with a Merger Event that is not a Liquid Sale, the Company shall cause the successor or surviving entity to assume this Warrant and the obligations of the Company hereunder on the closing thereof, and thereafter this Warrant shall be exercisable for the same number and type of securities or other property as the Warrantholder would have received in consideration for the shares of Common Stock issuable hereunder had it exercised this Warrant in full as of immediately prior to such closing, at an aggregate Exercise Price no greater than the aggregate Exercise Price in effect as of immediately prior to such closing, and subject to further adjustment from time to time in accordance with the provisions of this Warrant. The provisions of this Section 8(a) shall similarly apply to successive Merger Events.

(b) Reclassification of Shares. Except for Merger Events subject to Section 8(a), if the Company at any time shall, by combination, reclassification, exchange or subdivision of securities or otherwise, change any of the securities as to which purchase rights under this Agreement exist into the same or a different number of securities of any other class or classes of securities, this Agreement shall thereafter represent the right to acquire such number and kind of securities as would have been issuable as the result of such change with respect to the securities which were subject to the purchase rights under this Agreement immediately prior to such combination, reclassification, exchange, subdivision or other change. The provisions of this Section 8(b) shall similarly apply to successive combination, reclassification, exchange, subdivision or other change.

(c) Subdivision or Combination of Shares. If the Company at any time shall combine or subdivide its Common Stock, (i) in the case of a subdivision, the Exercise Price shall be proportionately decreased and the number of shares for which this Warrant is exercisable shall be proportionately increased, or (ii) in the case of a combination, the Exercise Price shall be proportionately increased and the number of shares for which this Warrant is exercisable shall be proportionately decreased.

(d) Stock Dividends. If the Company at any time while this Agreement is outstanding and unexpired shall:

(i) pay a dividend with respect to the outstanding shares of Common Stock payable in additional shares of Common Stock, then the Exercise Price shall be adjusted, to that price determined by multiplying the Exercise Price in effect immediately prior to such date of determination by a fraction (A) the numerator of which shall be the total number of shares of Common Stock outstanding immediately prior to such dividend or distribution, and (B) the denominator of which shall be the total number of shares of Common Stock outstanding immediately after such dividend or distribution, and the number of shares of Common Stock for which this Warrant is exercisable shall be proportionately increased; or

(ii) make any other dividend or distribution on or with respect to Common Stock, except any dividend or distribution (A) in cash, or (B) specifically provided for in any other clause of this Section 8, then, in each such case, provision shall be made by the Company such that the Warrantholder shall receive upon exercise or conversion of this Warrant a proportionate share of any such distribution as though it were the holder of the Common Stock (or other stock for which the Common Stock is convertible) as of the record date fixed for the determination of the shareholders of the Company entitled to receive such distribution.

(e) Notice of Certain Events. If: (i) the Company shall declare any dividend or distribution upon its outstanding Common Stock, payable in stock, cash, property or other securities (provided that Warrantholder in its capacity as lender under the Letter Agreement consents to such dividend); (ii) the Company shall offer for subscription pro rata to the holders of its Common Stock any additional shares of stock of any class or other rights; (iii) there shall be any Merger Event; or (iv) there shall be any voluntary dissolution, liquidation or winding up of the Company; then, in connection with each such event, the Company shall give the Warrantholder notice thereof at the same time and in the same manner as it gives notice thereof to the holders of outstanding Common Stock.

SECTION 9. REPRESENTATIONS, WARRANTIES AND COVENANTS OF
THE COMPANY.

(a) Reservation of Common Stock. The Company covenants and agrees that all shares of Common Stock, if any, that may be issued upon the exercise of the rights represented by this
Warrant will, upon issuance, be validly issued and outstanding, fully paid and non-assessable.
The Company further covenants and agrees that the Company will, at all times during the term hereof, have authorized and reserved, free from preemptive rights, a sufficient number of shares of Common Stock to provide for the exercise of the rights represented by this Warrant. If at any time during the term hereof the number of authorized but unissued shares of Common Stock shall not be sufficient to permit exercise of this Warrant in full, the Company will take such corporate action as may, in the opinion of its counsel, be necessary to increase its authorized but unissued shares of Common Stock to such number of shares as shall be sufficient for such purposes.

(b) Due Authority. The execution and delivery by the Company of this Agreement and the performance of all obligations of the Company hereunder, including the issuance to
Warrantholder of the right to acquire the shares of Common Stock, have been duly authorized by all necessary corporate action on the part of the Company. This Agreement: (1) does not violate the Company's Charter or current bylaws; (2) does not contravene any law or governmental rule, regulation or order applicable to it; and (3) except as could not reasonably be expected to have a
Material Adverse Effect (as defined in the Letter Agreement), does not and will not contravene any provision of, or constitute a default under, any indenture, mortgage, contract or other instrument to which it is a party or by which it is bound. This Agreement constitutes a legal, valid and binding agreement of the Company, enforceable in accordance with its terms, except as may be limited by bankruptcy, insolvency, reorganization, moratorium or similar laws relating to or affecting creditors’ rights generally (including, without limitation, fraudulent conveyance laws) and by general principles of equity, regardless of whether considered in a proceeding in equity or at law.

(c) Consents and Approvals. No consent or approval of, giving of notice to, registration with, or taking of any other action in respect of any state, federal or other governmental authority or agency is required with respect to the execution, delivery and performance by the Company of its obligations under this Agreement, except for the filing of notices pursuant to Regulation D under the Act and any filing required by applicable state securities law, which filings will be effective by the time required thereby.

(d) Exempt Transaction. Subject to the accuracy of the Warrantholder's representations in Section 10, the issuance of the Common Stock upon exercise of this Agreement will constitute a transaction exempt from (i) the registration requirements of Section 5 of the Act, in reliance upon Section 4(2) thereof, and (ii) the qualification requirements of the applicable state securities laws.

(e) Rule 144 Compliance. The Company shall, at all times prior to the earlier to occur of (x) the date of sale or other disposition by Warrantholder of this Warrant or all shares of Common Stock issued on exercise of this Warrant, (y) the registration pursuant to subsection (g)
above of the shares issued on exercise of this Warrant, or (z) the expiration or earlier termination of this Warrant if the Warrant has not been exercised in full or in part on such date, use all commercially reasonable efforts to timely file all reports required under the 1934 Act and otherwise timely take all actions necessary to permit the Warrantholder to sell or otherwise dispose of this Warrant and the shares of Common Stock issued on exercise hereof pursuant to
Rule 144 promulgated under the Act as amended and in effect from time to time, provided that the foregoing shall not apply in the event of a Merger Event following which the successor or surviving entity is not subject to the reporting requirements of the 1934 Act. If the Warrantholder proposes to sell Common Stock issuable upon the exercise of this Agreement in compliance with
Rule 144, then, upon Warrantholder’s written request to the Company, the Company shall furnish to the Warrantholder, within five (5) business days after receipt of such request, a written statement confirming the Company’s compliance with the filing and other requirements of such
Rule.

SECTION 10. REPRESENTATIONS AND COVENANTS OF THE WARRANTHOLDER.

This Agreement has been entered into by the Company in reliance upon the following representations and covenants of the Warrantholder:

(a) Investment Purpose. This Warrant and the shares issued on exercise hereof will be acquired for investment and not with a view to the sale or distribution of any part thereof in violation of applicable federal and state securities laws, and the Warrantholder has no present intention of selling or engaging in any public distribution of the same except pursuant to a registration or exemption.

(b) Private Issue. The Warrantholder understands (i) that the Common Stock issuable upon exercise of this Agreement is not, as of the Effective Date, registered under the Act or qualified under applicable state securities laws, and (ii) that the Company's reliance on exemption from such registration is predicated on the representations set forth in this Section 10.

(c) Financial Risk. The Warrantholder has such knowledge and experience in financial and business matters as to be capable of evaluating the merits and risks of its investment, and has the ability to bear the economic risks of its investment.

(d) Accredited Investor. Warrantholder is an "accredited investor" within the meaning of
Rule 501 of Regulation D promulgated under the Act, as presently in effect (“Regulation D”).

(e) No Short Sales. Warrantholder has not at any time on or prior to the Effective
Date engaged in any short sales or equivalent transactions in the Common Stock. Warrantholder agrees that at all times from and after the Effective Date and on or before the expiration or earlier termination of this Warrant, it shall not engage in any short sales or equivalent transactions in the
Common Stock.

SECTION 11. TRANSFERS.

This Warrant shall not be transferable.

SECTION 12. MISCELLANEOUS.

(a) Effective Date. The provisions of this Agreement shall be construed and shall be given effect in all respects as if it had been executed and delivered by the Company on the date hereof. This Agreement shall be binding upon any successors or assigns of the Company.

(b) Remedies. In the event of any default hereunder, the non-defaulting party may proceed to protect and enforce its rights either by suit in equity and/or by action at law, including but not limited to an action for damages as a result of any such default, and/or an action for specific performance for any default where Warrantholder will not have an adequate remedy at law and where damages will not be readily ascertainable.

(c) No Impairment of Rights. The Company will not, by amendment of its Charter or through any other means, avoid or seek to avoid the observance or performance of any of the terms of this Agreement, but will at all times in good faith assist in the carrying out of all such terms and in the taking of all such actions as may be necessary or appropriate in order to protect the rights of the Warrantholder against impairment.

(d) Additional Documents. The Company agrees to supply such other documents as the
Warrantholder may from time to time reasonably request.

(e) Entire Agreement; Amendments. This Agreement, together with the Letter Agreement, constitutes the entire agreement and understanding of the parties hereto in respect of the subject matter hereof, and supersedes and replaces in their entirety any prior proposals, term sheets, letters, negotiations or other documents or agreements, whether written or oral, with respect to the subject matter hereof. None of the terms of this Agreement may be amended except by an instrument executed by each of the parties hereto.

(f) Severability. In the event any one or more of the provisions of this Agreement shall for any reason be held invalid, illegal or unenforceable, the remaining provisions of this
Agreement shall be unimpaired, and the invalid, illegal or unenforceable provision shall be replaced by a mutually acceptable valid, legal and enforceable provision, which comes closest to the intention of the parties underlying the invalid, illegal or unenforceable provision.

(g) Notices. Except as otherwise provided herein, any notice, demand, request, consent, approval, declaration, service of process or other communication that is required, contemplated, or permitted under this Agreement or with respect to the subject matter hereof shall be in writing, and shall be deemed to have been validly served, given, delivered, and received upon the earlier of: (a) personal delivery to the party to be notified, (b) when sent by confirmed electronic transmission if sent during normal business hours of the recipient, if not, then on the next business day, or (c) one day after deposit with a nationally recognized overnight courier, specifying next day delivery, with written verification of receipt, and shall be addressed to the party to be notified as follows:

If to Warrantholder:

Armory Securities, LLC
1230 Rosecrans Avenue, Suite 660
Manhattan Beach, CA 90266
Attention: Eben Perison
Facsimile: 310.798.6277
Telephone: 310.798.7777
Email: eperison@armorysecurities.com

If to the Company:

Quantum Corporation
224 Airport Parkway, Suite 550
San Jose, CA
Attention: General Counsel
Telephone: 408.944.4000
Email: legal@quantum.com

or to such other address as each party may designate for itself by like notice.

(h) Headings. The various headings in this Agreement are inserted for convenience only and shall not affect the meaning or interpretation of this Agreement or any provisions hereof.

(i) Advice of Counsel. Each of the parties represents to each other party hereto that it has discussed (or had an opportunity to discuss) with its counsel this Agreement.

(j) No Strict Construction. The parties hereto have participated jointly in the negotiation and drafting of this Agreement. In the event an ambiguity or question of intent or interpretation arises, this Agreement shall be construed as if drafted jointly by the parties hereto and no resumption or burden of proof shall arise favoring or disfavoring any party by virtue of the authorship of any provisions of this Agreement.

(k) No Waiver. No omission or delay by Warrantholder at any time to enforce any right or remedy reserved to it, or to require performance of any of the terms, covenants or provisions hereof by Warrantholder at any time designated, shall be a waiver of any such right or remedy to which Warrantholder is entitled, nor shall it in any way affect the right of Warrantholder to enforce such provisions thereafter during the term of this Agreement.

(l) Survival. All agreements, representations and warranties contained in this Agreement or in any document delivered pursuant hereto shall be for the benefit of Warrantholder and shall survive the execution and delivery of this Agreement and the expiration or other termination of this Agreement.

(m) Governing Law. This Agreement has been negotiated and delivered to Warrantholder in the State of California, and shall be deemed to have been accepted by Warrantholder in the State of California. Delivery of Common Stock to Warrantholder by the Company under this Agreement is due in the State of California. This Agreement shall be governed by, and construed and enforced in accordance with, the laws of the State of California, excluding conflict of laws principles that would cause the application of laws of any other jurisdiction.

(n) Consent to Jurisdiction and Venue. All judicial proceedings arising in or under or related to this Agreement may be brought in any state or federal court of competent jurisdiction located in the State of California. By execution and delivery of this Agreement, each party hereto generally, and unconditionally: (a) consents to personal jurisdiction in Santa Clara County, State of California; (b) waives any objection as to jurisdiction or venue in Santa Clara County, State of
California; (c) agrees not to assert any defense based on lack of jurisdiction or venue in the aforesaid courts; and (d) irrevocably agrees to be bound by any judgment rendered thereby in connection with this Agreement. Service of process on any party hereto in any action arising out of or relating to this Agreement shall be effective if given in accordance with the requirements for notice set forth in Section 12(g), and shall be deemed effective and received as set forth in
Section 12(g). Nothing herein shall affect the right to serve process in any other manner permitted by law or shall limit the right of either party to bring proceedings in the courts of any other jurisdiction.

(o) Mutual Waiver of Jury Trial. Because disputes arising in connection with complex financial transactions are most quickly and economically resolved by an experienced and expert person and the parties wish applicable state and federal laws to apply (rather than arbitration rules), the parties desire that their disputes arising under or in connection with this Warrant be resolved by a judge applying such applicable laws. EACH OF THE COMPANY AND
WARRANTHOLDER SPECIFICALLY WAIVES ANY RIGHT IT MAY HAVE TO TRIAL
BY JURY OF ANY CAUSE OF ACTION, CLAIM, CROSS-CLAIM, COUNTERCLAIM,
THIRD PARTY CLAIM OR ANY OTHER CLAIM (COLLECTIVELY, "CLAIMS")
ASSERTED BY THE COMPANY AGAINST WARRANTHOLDER OR ITS ASSIGNEE OR
BY WARRANTHOLDER OR ITS ASSIGNEE AGAINST THE COMPANY RELATING TO
THIS WARRANT. This waiver extends to all such Claims, including Claims that involve persons or entities other the Company and Warrantholder; Claims that arise out of or are in any way connected to the relationship between the Company and Warrantholder; and any Claims for damages, breach of contract, specific performance, or any equitable or legal relief of any kind, arising out of this Agreement.

(p) Arbitration. If the Mutual Waiver of Jury Trial set forth in Section 12(p) is ineffective or unenforceable, the parties agree that all Claims shall be submitted to binding arbitration in accordance with the commercial arbitration rules of JAMS (the “Rules”), such arbitration to occur before one arbitrator, which arbitrator shall be a retired California state judge or a retired Federal court judge. Such proceeding shall be conducted in Santa Clara County, State of California, with California rules of evidence and discovery applicable to such arbitration. The decision of the arbitrator shall be binding on the parties, and shall be final and nonappealable to the maximum extent permitted by law. Any judgment rendered by the arbitrator may be entered in a court of competent jurisdiction and enforced by the prevailing party as a final judgment of such court.

(q) Pre-arbitration Relief. In the event Claims are to be resolved by arbitration, either party may seek from a court of competent jurisdiction identified in Section 12(o), any prejudgment order, writ or other relief and have such prejudgment order, writ or other relief enforced to the fullest extent permitted by law notwithstanding that all Claims are otherwise subject to resolution by binding arbitration.

(r) Counterparts. This Agreement and any amendments, waivers, consents or supplements hereto may be executed in any number of counterparts (including by facsimile or electronic delivery (PDF), and by different parties hereto in separate counterparts, each of which when so delivered shall be deemed an original, but all of which counterparts shall constitute but one and the same instrument.

(s) Lost, Stolen, Mutilated or Destroyed Warrant. If this Warrant is lost, stolen, mutilated or destroyed, the Company may, on such terms as to indemnity or otherwise as it may reasonably impose (which shall, in the case of a mutilated Warrant, include the surrender thereof), issue a new Warrant of like denomination and tenor as this Warrant so lost, stolen, mutilated or destroyed. Any such new Warrant shall constitute an original contractual obligation of the Company, whether or not the allegedly lost, stolen, mutilated or destroyed Warrant shall be at any time enforceable by anyone.

(t) Legends. To the extent required by applicable laws, this Warrant and the shares of
Common Stock issuable hereunder (and the securities issuable, directly or indirectly, upon conversion of such shares of Common Stock, if any) may be imprinted with a restricted securities legend in substantially the following form:

THIS SECURITY HAS NOT BEEN REGISTERED UNDER THE SECURITIES ACT
OF 1933, AS AMENDED (THE “ACT”), OR ANY APPLICABLE STATE
SECURITIES LAWS, AND MAY NOT BE SOLD, PLEDGED OR OTHERWISE
TRANSFERRED WITHOUT AN EFFECTIVE REGISTRATION THEREOF UNDER
THE ACT AND ANY APPLICABLE STATE SECURITIES LAWS, OR PURSUANT
TO RULE 144 OR AN EXEMPTION FROM THE REGISTRATION
REQUIREMENTS OF THE ACT AND ANY APPLICABLE STATE SECURITIES
LAWS.

[Remainder of Page Intentionally Left Blank]

IN WITNESS WHEREOF, the parties hereto have caused this Warrant Agreement to be executed by its officers thereunto duly authorized as of the Effective Date.

COMPANY:                         QUANTUM CORPORATION
By: /s/ J. Michael Dodson
Name: J. Michael Dodson
Title: Chief Financial Officer

WARRANTHOLDER:                 ARMORY SECURITIES, LLC
By: /s/ Eben Perison
Name: Eben Perison
Title: Managing Director

EXHIBIT I
NOTICE OF EXERCISE

To: [____________________________]
(1) The undersigned Warrantholder hereby elects to purchase [_______] shares of the Common Stock of [_________________], pursuant to the terms of the Agreement dated the [___] day of [______, _____] (the "Agreement") between [_________________] and the Warrantholder, and tenders herewith payment of the Purchase Price in full, together with all applicable transfer taxes, if any. [NET ISSUANCE: elects pursuant to Section 3(a) of the Agreement to effect a Net Issuance.]

(2) Please issue a certificate or certificates representing said shares of Common Stock in the name of the undersigned or in such other name as is specified below.

_________________________________
(Name)
_________________________________
(Address)

WARRANTHOLDER:         ARMORY SECURITIES, LLC
By: ______________________________
Name: ______________________________
Title: ______________________________

EXHIBIT II

1. ACKNOWLEDGMENT OF EXERCISE

The undersigned [____________________________________], hereby acknowledge receipt of the "Notice of Exercise" from Armory Securities, LLC to purchase [____] shares of the Common Stock of [_________________], pursuant to the terms of the Agreement, and further acknowledges that [______] shares remain subject to purchase under the terms of the Agreement.

COMPANY:                     QUANTUM CORPORATION
By: ________________________________
Title: ________________________________
Date: ________________________________